Exhibit 99.1

December 21, 2007

Dear Member:

This letter is intended to assist you in tax planning for 2007 as it relates to you as an investor in Northern Growers, LLC (also referred to here as “we” “our” or “us”). By providing our financial information for the nine months ended September 30, 2007 and tax income for 2006 year (which flows to your tax return), we hope that you will have some general parameters in preparing for your 2007 tax return. As you view the information below, please keep in mind that the financial information for 2007 is incomplete and will not be complete until after the final quarter on December 31, 2007 and completion of our year-end audit. In addition, final tax income numbers, which differ from net income (“book income”) based primarily on depreciation schedules, will not be available until we provide you with a Form K-1, which is expected to be completed and sent in mid February of 2008.

With respect to book income, based on our Form 10-Q for the nine months ended September 30, 2007, which we encourage you to read at www.poetenergy.com (clicking on “Meet POET”, “Plants”,  “Big Stone, SD,” “Become an Investor” and “SEC Reports”), unaudited book income for the nine months ended is $13,084,290 ($0.26 per unit). Distributions declared and issued through September 30, 2007 are $0.21 per unit. Book income is based on a total of 50,628,000 capital units outstanding. Final financial information for the fourth quarter and year ended December 31, 2007, however, is not yet known, but as stated in our Form 10-Q for the nine months ended, we expect a downward trend in book income in the foreseeable future because of the depressed price of ethanol. With respect to tax income for the 2007 year, the expansion of our plant in May 2007 from 40 million gallons to 75 million gallons will impact our tax depreciation and therefore tax income. In addition, due to our expansion, we will not qualify this year for the federal Small Ethanol Producer Tax Credit.

For the 2006 year, our book income was $40,703,348 ($0.80 per unit), taxable income was $0.70 per unit, and distributions declared and issued were $0.52 per unit. These numbers were calculated based on a total of 50,628,000 capital units outstanding through December 31, 2006.

The reverse side of this letter contains personal information relating to the number of units you hold in Northern Growers as of December 31, 2007.

Thank you for your attention to this matter.

Northern Growers, LLC

Steve Street

President

PO BOX 356 • BIG STONE CITY, SD 57216 • PHONE 605.862.7902 • FAX 605.862.7904